Resignation of Ernst & Young Kft

ERNST & YOUNG KFT
H-1132 Budapest
Vaci ut 20
Hungary
Telephone 36-1/451-8100
Fax 36-1/451-8199


July 9, 2001

Mr. Ray King, Chief Financial Officer
Dynamic I-T, Inc.
2504 11th Street
Santa Monica, CA 90405

Dear Mr. King:

We are advising you as follows:

1. Ernst & Young Kft resigned as auditor effective July 9, 2001, at the request of Dynamic I-T, Inc.

2. In connection with the audit of the most recent fiscal year, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

The audit report by Ernst & Young for the year ended December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

I trust this letter will fulfill your requirements.

Sincerely,


/s/ Ernst & Young
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ERNST & YOUNG KFT